3Dshopping.com
                            308 Washington Boulevard
                        Marina del Rey, California 90292


Mr. Lawrence Weisdorn
20485 Roca Chica Drive
Malibu, CA 90265


                         Re: Management Change Agreement
                         -------------------------------

Dear Lawrence:

This letter agreement ("Agreement") dated as of May 30, 2000, confirms our agreement in connection with your continuation as Chairman of the Board of Directors ("Board") of 3Dshopping.com ("3D"), resignation of the position of Chief Executive Officer, and acceptance of the position of Chairman of the Executive Committee of the Board, pursuant to the following terms:

1. Subject to confirmation by the Board (which confirmation was obtained on May 24, 2000), you will serve as 3D's Chairman of the Board and as Chairman of the Executive Committee of the Board, and 3D will employ you in those capacities beginning on May 18, 2000 ("Hire Date"). In that capacity, you will advise, instruct and mentor Terry Gourley to facilitate a smooth transition into the performance of his C.E.O. duties.

2. Your initial employment term will be for a period of 1 year, and will be automatically renewed for consecutive 1-year periods absent contrary action by the Board (collectively, "Term").

3. Subject to your execution of a general release of claims in a form satisfactory to 3D, if you are terminated by 3D prior to expiration of the Term other than for cause, you will be entitled to "Severance Payments" equal to your Compensation (as defined below) for six months. These Severance Payments will be made at such times and in such amounts as they would have been made had you remained continually employed by 3D. Any prior acceleration of any compensation payments made to you shall be taken into account for purposes of determining the amount of such Severance Payments.

4. You will receive cash compensation during the Term at the rate of $150,000 per annum ("Compensation") (i.e., $12,500 monthly). You will be eligible for such bonuses and other forms of supplemental compensation as may from time to time be approved by the Board. Your rate of Compensation will be subject to review by the Board of Directors not less often than annually in connection with the annual review of officer compensation generally.

5. Upon your acceptance of this Agreement, it will be recommended to the Board by the Compensation Committee that you be granted bonus "Home-Run" options to purchase up to 100,000 additional shares of 3D common stock ("New Options"), which in addition to the 0 options you currently possess ("Existing Options") provides you with an aggregate total of 100,000 options (New Options and Existing Options are collectively referred to herein as "Options"). The New Options exercise price is $7.70, which is 110% of the fair market value of 3D's common stock as determined by the American Stock Exchange on the close of business on May 18, 2000. To the extent possible, the New Options would be qualified for treatment as Incentive Stock Options under the Internal Revenue Code of 1986, as amended.

         If  approved by the Board,  the New  Options  will all vest as follows:
         They will vest in their (i.e., in one lump sum) on the earlier of any of the following events occurring while you are employed by 3D in your present position or at a substantially equivalent or senior position:
         (i) four years from your Hire Date passes (i.e., on May 18, 2004); (ii) a buyout occurs by a single entity or group of a majority ownership (i.e., over 50%) of 3D on a fully-diluted basis; or (iii) 3D achieves a market capitalization of $500,000,000 based on issued and outstanding 3D shares of stock (i.e., not on a fully-diluted basis) at any time. If none of these events occur, the New Options will be of no further force and effect.

         Upon your voluntary termination of employment, any vested New Options would remain exercisable for thirty days and any unvested Options would expire. In the event of termination of your employment at 3D's initiative, any vested New Options would expire upon the later of the date of termination or 60 days following notice to you of termination.

6. In addition to the foregoing, you will be eligible for such benefits as are from time to time made available to other members of senior management.

7. You will sign and be bound by 3D's customary agreements relating to nondisclosure, non-solicitation, inventions, and the like.

8. Unless expressly amended by this Agreement, the terms of any other related agreements (e.g., any pre-existing stock option agreements and the like) remain in full force and effect. The Agreement contains the entire agreement of the parties and shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof. This Agreement may be modified or amended only by a written instrument signed by all parties hereto.

If you are in agreement with the foregoing, please sign as indicated below and return the original to me.

Very truly yours,



Joel F. McIntyre

Chairman of the Compensation Committee,
Board of Directors, 3Dshopping.com

Enclosure


Accepted and agreed:

LAWRENCE WEISDORN


By
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                   Date